EXHIBIT 10.16

Compensation Arrangements for the Named Executive Officers

Set forth below is a summary of the compensation paid, or that may be paid, by Elizabeth Arden, Inc. (the “Company”) to its named executive officers (defined in Regulation S-K Item 402(a)(3) (the “Named Executives”)) in their current positions as of the date of filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 (the “Form 10-K”). All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors (the “Board”), subject only to the terms of the Severance and Change in Control Arrangement for Senior Executives described below.

Base Salary

Effective April 1, 2005, the Named Executives are scheduled to receive the following annual base salaries in their current positions:

Named Executive	Position	Salary($)
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	700,000
Paul West	President and Chief Operating Officer	475,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	350,000
Ronald Rolleston	Executive Vice President, Global Marketing	320,000
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	402,761	*

*	Reflects an exchange rate of 1.26 Swiss Francs to 1 U.S. Dollar.

Annual Management Bonus Program and Long-Term Incentive Plans

Cash Bonuses

The Named Executives are eligible to participate in two cash bonus plans: (i) the Company’s 2005 Performance Bonus Plan (the “Performance Plan”), and (ii) the 2005 Management Bonus Plan (the “Management Plan”), on the basis of performance goals established for them under the applicable plan and to ensure that cash bonus payments (“Bonus”) are in accordance with the arrangements established by the Compensation Committee.

Cash bonus awards under the Performance Plan are based on achievement of various key performance indicators or business criteria or completion of certain projects that benefit the Company and apply to the individual participant or the participant’s business unit (the “Individual Criteria”) and may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the bonus up the maximum award set by the Compensation Committee of the Board (the “Compensation Committee”).

Cash bonus awards under the Management Plan are based on business criteria established by the Compensation Committee that apply generally to the Company as a whole (the “Company Criteria”), may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the Bonus up to the maximum award set by the Compensation Committee and are established within 90 days of the beginning of the period of service to which the Bonus relates. The Management Plan will be subject to shareholders approval at the Company’s annual shareholders meeting on November 16, 2005. If approved, cash bonuses paid under the Management Plan will be exempt from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For bonus awards under the Management Plan relating to Company performance for the fiscal year ending June 30, 2006, the Compensation Committee established EBITDA (defined as the Company’s net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization expense) and earnings per share targets (absent one-time or extraordinary charges) as the Company Criteria.

Cash bonus payments under the Performance Plan are based on the Named Executives par bonus percentage listed below and achievement of the Individual Criteria established for the specific individual under the plan. During the fiscal year ended June 30, 2006, neither Mr. Beattie nor Mr. West will be eligible for bonuses under the Performance Plan as all bonuses for them will be based on the Company Criteria under the Management Plan.

The following table sets forth the par bonus percentages for the Named Executives under the Bonus Program:

Named Executive	Position	Percentage of Base Salary Payable if Threshold Level(1) is Achieved(2)	Percentage of Base Salary Payable if Goal Level is Achieved(2)	Percentage of Base Salary Payable if Superior Level(3) is Achieved(2)
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	42.5%	85%	170%
Paul West	President and Chief Operating Officer	32.5%	65%	130%
Stephen J. Smith	Executive Vice President and Chief Financial Officer	25%	50%	100%
Ronald Rolleston	Executive Vice President, Global Marketing	25%	50%	100%
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	25%	50%	100%

(1)	For the fiscal year ended June 30, 2006, the Threshold Level is set at $5,000,000 less than the Goal Level EBITDA target.
(2)	The overall bonus payout also may be increased by 10% if the Company’s annual earnings per share target is achieved or decreased by 10% if such target is not achieved. Also, if EBITDA falls between any specified level or exceeds the Superior Level, the bonus percentage will be determined by interpolation (in $500,000 EBITDA increments), provided that no Bonus under the Performance Plan and the Management Plan in the aggregate can exceed two times base salary, but in no event more than $3,000,000.
(3)	For the fiscal year ended June 30, 2006, the Superior Level is set at $5,000,000 more than the Goal Level EBITDA target.

Long Term Incentive Plans

The Named Executives participate in the Company’s long-term incentive program (the “LTI Program”), which currently involves the award of stock options, performance-based restricted stock and market-based restricted stock as determined by the Compensation Committee pursuant to the Company’s 2004 Stock Incentive Plan (filed as Annex E as part of the Company’s Proxy Statement dated May 14, 2004). Under the LTI Program, target annual long-term incentives (“LTI”), as a percent of salary, for the following Named Executives for fiscal 2005 are as set forth in the following table:

Named Executive	Position	Target LTI %
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	225%
Paul West	President and Chief Operating Officer	165%
Stephen J. Smith	Executive Vice President and Chief Financial Officer	100%
Ronald Rolleston	Executive Vice President, Global Marketing	100%
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	100%

While the allocation of the LTI components fluctuate from time-to-time, LTI is planned to be allocated to the Named Executives one-third to stock options, one-third to performance-based restricted stock and one-third to market-based restricted stock based on a value of the equity awards as determined by the Compensation Committee. Actual LTI grants may vary from the target LTI percentages based on the Compensation Committee’s assessment of the Named Executive’s job responsibilities, individual performance and market conditions.

On August 10, 2005, in recognition of corporate performance for the year ended June 30, 2005, the Company awarded shares of performance-based accelerated restricted stock (“PBRS”) as set forth below to the Named Executives. One third of the PBRS vest in two years from the date of award and remaining two thirds vest in three years from the date of grant if the Company achieves a 10% cumulative annualized increase in earnings per diluted share over the relevant measurement periods.

Named Executive	Position	PBRS Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	29,800
Paul West	President and Chief Operating Officer	14,800
Stephen J. Smith	Executive Vice President and Chief Financial Officer	6,800
Ronald Rolleston	Executive Vice President, Global Marketing	6,800
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	5,700

On August 10, 2005, in recognition of corporate performance for the year ended June 30, 2005, the Company granted stock options for shares of the Company’s common stock to the Named Executives as set forth below. The stock options vest over three years in equal thirds on the anniversary date of the grants and the exercise price of the stock options is the fair market value of the common stock on the date of grant.

Named Executive	Position	Options Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	65,600
Paul West	President and Chief Operating Officer	32,600
Stephen J. Smith	Executive Vice President and Chief Financial Officer	15,000
Ronald Rolleston	Executive Vice President, Global Marketing	15,000
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	12,500

On March 22, 2005, the Company granted shares of market-based accelerated restricted stock (“MBRS”) to the Named Executives as set forth below consistent with the terms of the performance accelerated restricted stock (“PARS”) which vested on March 22, 2005. The MBRS will only vest if the Company’s total shareholder return surpasses the total shareholder return of the Russell 2000 Index over a three, four, five or six-year period from the date of grant, in which case the MBRS will vest at that time.

Named Executive	Position	MBRS Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	108,800
Paul West	President and Chief Operating Officer	54,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	18,000
Ronald Rolleston	Executive Vice President, Global Marketing	24,000
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	24,000

Benefit Plans and Other Arrangements

In their current positions, the Named Executives, with the exception of Mr. Steffens who is based in Geneva, Switzerland, are eligible to:

•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to the Company’s Chief Executive Officer) purchase shares of the Company’s common stock at a discount pursuant to the Amended 2002 Employee Stock Purchase Plan (the “ESPP”) (filed as Exhibit 10.4 to the Company’s 10-Q for the quarter ended April 26, 2003).

•	Receive awards of restricted stock equal to 3% of the Named Executive’s cash compensation (i.e. salary and cash bonus earned during a twelve month period), which vest one year from the date of grant which is made available to all participants of the United States and Puerto Rico based short-term incentive program.

•	Receive certain perquisites offered by the Company to executives, including an automobile allowance, tax preparation services and (excluding Mr. Smith) participate in an executive disability program.

Mr. Steffens is eligible to participate in the Company’s broad-based benefit programs generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and purchase shares of the Company’s common stock at a discount under the ESPP. In addition, the Company pays pre-university education expenses for Mr. Steffen’s children as long as he is employed by the Company.

Severance and Change in Control Arrangements

In addition to the benefit plans and other arrangements listed above, each of our Named Executives is entitled to benefits under a severance and change in control arrangement. Under the arrangement, the Named Executive receives severance benefits, based on his or her position and responsibility, in the event the executive’s employment is terminated without “cause” and is not the result of a resignation or death. Currently, the severance benefit for the Named Executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b) Mr. West, 18 months of base salary; (c) Mr. Smith, 24 months of base salary plus preceding year’s bonus; (d) Mr. Rolleston, 12 months of base salary; and (e) Mr. Steffens, 12 months of base salary and par bonus.

Under the change in control arrangement, a severance benefit is paid based on a “base amount” in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change in control, except as noted below. “Base amount” is the average base salary plus average cash bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change in control for the Named Executives is as follows: (a) Mr. Beattie, 35.88 months of monthly base amount; (b) Mr. West, 24 months of monthly base amount; (c) Mr. Smith, 24 months of base salary plus preceding year’s bonus; (d) Mr. Rolleston, 18 months of monthly base amount; and (e) Mr. Steffens, 12 months of base salary and par bonus.